Janet Nittmann
jnittmann@doversaddlery.com
978-952-8062x218

FOR IMMEDIATE RELEASE

Dover Saddlery Announces Third-Quarter 2006 Results

LITTLETON, MA –November 9, 2006 – Dover Saddlery, Inc. (NASDAQ: DOVR), the largest direct marketer of equestrian products in the United States, today announced its financial results for the third quarter ended September 30, 2006. Revenue for the third quarter of 2006 rose to $17.2 million, an increase of 23%, or $3.2 million, from $14.0 million for the same period in 2005. Net income for the third quarter of 2006 was $198,000, or $0.04 per diluted share, compared with $83,000, or $0.02 per diluted share, for the third quarter a year ago.

Retail sales revenue for the third quarter of 2006 increased 57.9%, or $1.4 million, to $3.8 million compared with the same quarter a year ago. Direct sales channel revenue increased 16.0% or $1.9 million to $13.4 million. Gross profit rose 19.5% to $6.3 million from $5.3 million for the same period in 2005. “Higher retail sales during the third quarter reflected our acquisition of four Dominion Saddlery stores as well as strong same-store sales, which were up 13% over the third quarter last year,” said Stephen L. Day, president and chief executive officer of Dover Saddlery. “We are also pleased to report a very successful opening of our first Maryland store. As expected, store traffic at the Grand Opening was significant, and our elegant new store and vast selection of equestrian products provided a first-class retail experience.”

For the nine months of 2006, total revenue increased 16.8%, or $7.5 million, to $52.0 million from $44.5 million for the same period in 2005. Revenues from the retail channel increased 31.3% to $8.7 million, while revenues from the direct sales channel increased 14.2%, to $43.3 million, over the same period in 2005. Net income for the nine months of 2006 rose by 32%, or $206,000, to $841,000 from $635,000 for the same period in 2005, and earnings per share, fully diluted, increased to $.16 in 2006 from $.14 in 2005.

Business Outlook

Dover Saddlery reaffirms its business outlook for the current year. The Company continues to expect that total 2006 revenue will range from $68 million to $72 million, increases in the range of 9% to 14% over 2005 revenue.

Today’s Teleconference and Web cast

Dover Saddlery will be hosting a conference call today at 5:00 p.m. ET to discuss its third quarter financial results. This call will be available live at http://investor.shareholder.com/DOVR/ and will be archived for one year. In addition, a phone replay will be available until midnight, November 16, by dialing 719-457-0820, pass code 8272648.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about integration of Dominion’s business as part of Dover Saddlery’s retail store expansion strategy, and maintenance and growth of Dominion’s revenues following introduction of some of Dover Saddlery’s additional products to Dominion’s existing customer base. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and more recent quarterly reports on Form 10Q on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per share data, unaudited)

		Three Months		Nine Months
		Ended		Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005
Revenue — direct	13,433	11,579	43,289	37,897
Revenue — retail	3,759	2,380	8,717	6,641

Revenue — total	$17,192	$13,959	$52,006	$44,538
Cost of Revenue	10,896	8,689	33,252	28,184

Gross Profit	6,296	5,270	18,754	16,354
Selling, general and administrative expenses	5,751	4,640	16,685	13,867
Operating Income	$545	$630	$2,069	$2,487
Net interest expense	248	470	680	1,271

Income before provision for income taxes	297	160	1,389	1,216
Provision for income taxes	99	77	548	581

Net Income	$198	$83	$841	$635
Preferred Stock dividend	—	33	—	113
Net income attributed to common stockholders	198	50	841	522
Net Income Per Common Share
Basic	$0.04	$0.02	$0.17	$0.17
Diluted	$0.04	$0.02	$0.16	$0.14
Number of Shares Used in Per Share Calculations
Basic	5,074	3,030	5,074	3,055
Diluted	5,191	4,337	5,200	4,503
Other Operating Data:
Number of Retail Stores(1)	5	4	5	4
Capital Expenditures	$571	$129	$733	$477
GP Margin-%	36.6%	37.8%	36.1%	36.7%

(1) Does not include the three Dominion stores open for liquidation of inventory during Q3, or the fourth store closed for renovation. Includes new Dover store in Hunt Valley, MD opened September 29, 2006

DOVER SADDLERY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2006	December 31, 2005
Current assets:	unaudited
Cash and cash equivalents	$149	$2,887
Accounts receivable	787	160
Inventory	12,952	10,072
Prepaid catalog costs	2,396	1,601
Prepaid expenses and other current assets	1,067	1,136

Total current assets	17,351	15,856

Capital Equipment	2,129	1,729

Other assets:
Deferred income tax assets	313	254
Goodwill and other assets, net	14,958	13,838

Total other assets	15,272	14,092

Total assets	$34,751	$31,677

Current liabilities:
Short term bank borrowing/Current portion of capital lease obligations	$352	$171
Accounts payable	3,773	2,629
Accrued expenses and other current liabilities	2,296	2,949
Deferred income tax liability	373	274

Total current liabilities	6,794	6,023

Long-term liabilities:
Revolving line of credit	6,600	5,000
Subordinated notes payable	3,000	3,000
Capital lease obligation, net of current portion	168	272

Total long-term liabilities	9,768	8,272

Stockholders’ equity:
Common Stock, par value $0.0001 per share; 15,000,000 shares authorized, issued 5,074,344 as of September 30, 2006 and December 31, 2005	1	1
Additional paid in capital	43,883	43,883
Accumulated other comprehensive income	14	48
Treasury Stock, 795,865 shares at cost	(6,082)	(6,082)
Retained deficit	(19,627)	(20,468)

	18,189	17,382

Total liabilities and stockholders’ equity	$34,751	$31,677